Exhibit 10.3

REVERE HIGH YIELD FUND, LP

WITH

WHEELER REIT, LP

TERM LOAN AGREEMENT

Dated as of April 8, 2016

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of April 8, 2016 between REVERE HIGH YIELD FUND, LP, a Delaware limited partnership having an office and place of business located at 2000 McKinney Avenue, Suite 2125, Dallas, Texas 75201 (the “Lender”) and WHEELER REIT, L.P., a Virginia limited partnership having an office and place of business located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 (the “Borrower”).

W I T N E S S E T H:

WHEREAS, at the request of the Borrower, Lender is making a term loan (the “Loan”) to Borrower on the date hereof, in the maximum principal amount of EIGHT MILLION AND 00/100 DOLLARS ($8,000,000.00) which Loan shall mature on the Maturity Date. Borrower acknowledges receipt of all of proceeds of the Loan and that no amount repaid in respect of the Loan may be reborrowed; and

WHEREAS, Lender is willing to provide Borrower with such credit facility pursuant to the terms, conditions and limitations set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing the parties hereto agree to the following:

I.	DEFINITIONS

SECTION 1.01. Definitions. As used herein, the terms defined in the preamble shall have the same meaning when used in this Agreement and the following words and terms shall have the following meanings:

“Additional Documents” shall have the meaning set forth in Section 7.04 hereof.

“Affiliate” shall mean as to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; or (ii) which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in such Person; or (iii) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or (iv) which is a member of the family (as defined in Section 267(c)(4) of the Code) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the Code) of such Person; or (v) which directly or indirectly is a general partner, controlling shareholder, managing member, officer, director, trustee or employee of such Person.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Proceeding” has the meaning set forth in Section 3.05 hereof.

“Books” means all of Borrower’s now owned or hereafter acquired books and records (including (i) all of their Records indicating, summarizing, or evidencing their assets or liabilities, (ii) all of Borrower’s Records relating to their business operations or financial condition, and (iii) all of their goods or General Intangibles related to such information).

“Borrower’s Counsel” shall mean Stuart A. Pleasants, Suite 100, 2529 Virginia Beach Boulevard, Virginia Beach, Virginia, 23452.

“Business Day” shall mean any day not a Saturday, Sunday or legal holiday, on which the Lender is open for business.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in one or more of the types of assets described in clauses (a) through (e) above.

“Charges” shall have the meaning set forth in Section 5.11 hereof.

“Closing Date” shall mean the date hereof.

“Control” shall mean with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Default” means an event, condition or failure the occurrence or existence of which, with notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean the lesser of twenty-four percent (24%) per annum, or (ii) the highest rate of interest permitted under the laws of the Commonwealth of Virginia.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof, in favor of Lender, from Borrower and each Guarantor.

“Event of Default” has the meaning set forth in Section 8.01 hereof.

“Exit Fee” means an amount equal to $240,000.00

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

“Guarantor” shall mean collectively Wheeler and those certain entities listed on Exhibit A attached hereto.

“Guaranty” shall mean the guaranty of payment referred to in Section 4.04 executed and delivered by each Guarantor.

“Impositions” shall mean all taxes, installments of assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever assessed or charged against or constituting a lien on the Property or any interest therein or the Term Loan.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of the preceding clauses above.

“Interest Rate” shall mean a rate equal to Eight Percent (8%) per annum to be computed on the basis of the actual days elapsed on the assumption that each month contains thirty (30) days and each year contains three hundred sixty (360) days; provided, however, from the date hereof until April 30, 2016 the calculation shall be computed assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed.

“Legal Requirements” shall mean statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Borrower, any member or general partner of Borrower, any Loan Document, all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

“Lender’s Counsel” shall mean Rogin Nassau LLC, CityPlace I, 185 Asylum Street, Hartford, CT 06103.

“Lender Expenses” means all (a) costs or expenses (including, without limitation, taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower and Lender’s administration of the Loan Documents, including, without limitation, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including, without limitation, tax lien, litigation, and UCC searches and including, without limitation, searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, or publication, visits to and evaluations of the Property, (c) fees and charges paid or incurred by Lender in connection with appraisals and collateral valuations (including, without limitation, Lender-prepared appraisal and valuations, third party appraisals and valuations, initial and subsequent periodic collateral appraisals or valuations or business valuations to the extent of the fees and charges therefor (and up to the amount of any limitation contained in this Agreement)), real estate surveys, real estate title policies and endorsements, and environmental audits, (d) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (e) charges paid or incurred by Lender resulting from the dishonor of checks, (f) costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, (g) audit fees and expenses of Lender related to audit examinations of the Books (including the Property) to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) costs and expenses of third-party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any Guarantor, (i) Lender’s third-party out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (j) Lender’s costs and expenses (including, without limitation, attorneys, accountants, consultants, and other advisors’ fees and expenses) incurred in terminating, enforcing (including, without limitation, attorneys, accountants, consultants, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or a Bankruptcy Proceeding concerning Borrower or any Guarantor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought; (k) Lender’s out of pocket costs and expenses incurred in connection with Lender’s administration of the loan; and (l) Registration Expenses.

“Lender’s Liens” means the Liens granted by Borrower to Lender under this Agreement or the other Loan Documents.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan” shall mean the Term Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Mortgage, the Warrant, the Warrant Agreement, the Assignment of Leases and Rents, the Environmental Indemnity and all other documents, certificates and instruments executed in connection therewith and delivered to Lender in connection with the Loan, as all of the forgoing shall be amended from time to time.

“Loan Policy” shall have the meaning set forth in Section 4.06 hereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and the Guarantor, in each instance taken as a whole; (b) the ability of the Borrower or the Guarantor to perform their respective obligations under this Agreement or the other Loan Documents; (c) the validity or enforceability of the rights or remedies of the Lender hereunder or under the other Loan Documents; (d) ; (e) ; or (f) the Property and the improvements located thereon.

“Maturity Date” shall have the meaning set forth in Section 2.03 hereof.

“Minimum Guaranteed Interest” shall mean an amount equal to the greater of (i) $640,000.00, or (ii) interest due on any amount advanced under this agreement at the Interest Rate

“Mortgage” shall mean, collectively, those certain mortgages and deeds of trust dated as of the date hereof in favor of Lender as further described on Exhibit B attached hereto with respect to the Property.

“Net Income” means for any period, (a) net income of Borrower for such period determined in accordance with GAAP, minus (b) Tax Distributions made during such period.

“Note” shall mean the term note to be executed by the Borrower pursuant to Section 2.02 hereof.

“Obligations” means (a) all loans including, without limitation, the Loan, debts, principal, interest, premiums, liabilities, obligations (including indemnification obligations), fees, the Exit Fee, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof.

“Payment Date” shall have the meaning set forth in Section 2.04 hereof.

“Permitted Dispositions” means (a) sales or other dispositions of equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P, (d) the interests of lessors under operating leases, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (f) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (g) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (h) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (i) Liens resulting from any judgment or award that is not an Event of Default hereunder, and (j) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof as determined by Lender.

“Permitted Protest” shall mean the right of Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Person” shall mean any natural person, limited liability company, corporation (including, without limitation, the Borrower), business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Portfolio” shall mean collectively the Property.

“Project Approvals” shall mean all approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements or under the terms of any restriction, covenant or easement affecting or otherwise necessary for the ownership of the Property, and the use, occupancy and operation of the Property, whether obtained from a Governmental Authority or any other Person.

“Property” shall mean the collectively the properties set forth on Exhibit C hereto.

“Real Property” shall mean any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto, including the Property.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Expenses,” shall have the definition set forth in the Registration Rights Agreement, and any and all costs and expenses (whether as taxes of any kind, assessments, or otherwise) incurred by Lender in connection with the exercise of the Warrant, or the registration, transfer, or sale of the common stock of Guarantor, issued or issuable under the Warrant (the “Common Stock”). Such costs and expenses shall include, without limitation, costs and expenses incurred by Lender in enforcing or defending its rights to transfer or sell the Common Stock, and shall include, but not be limited to, all costs and expenses incurred in connection with any proceeding, suit, enforcement or judgment, or appeal; and Lender’s reasonable attorney’s fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or otherwise representing Lender concerning the Warrant, the Common Stock, or the sale or disposition thereof.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement by and between Wheeler and Lender dated as of April 8, 2016 with respect to the Warrant.

“Restricted Payments” means (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of membership interests or other ownership interests in Borrower or Guarantor, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests or other ownership interests in Borrower or Guarantor, now or hereafter outstanding, (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of membership interests or other ownership interests in Borrower or Guarantor, now or hereafter outstanding, (d) any payment or prepayment of principal, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness owing to a member or general partner in Borrower or Guarantor or an Affiliate of a member or general partner in Borrower or Guarantor, to the extent such payment or repayment does not trigger a default under any of the Loan Documents, or (e) any payment to a member or a general partner in Borrower or Guarantor or an Affiliate of Borrower or Guarantor or any member or general partner in Borrower or Guarantor not expressly authorized herein.

“Solvent” shall mean, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” shall mean all shares, options, warrants, membership interests, units of membership interests, partnership interests, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Tax Distribution” means a distribution by Borrower to the members of Borrower equal to the taxes payable by the members and/or partners of Borrower (calculated at the highest applicable marginal rate in effect at the relevant time) attributable to the taxable income or gain of Borrower.

“Term Loan” shall mean the term loan pursuant to Section 2.01 hereof.

“Warrant” shall have the meaning set forth in Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement entered into on the date hereof by Wheeler in favor of Lender.

“Wheeler” means Wheeler Real Estate Investment Trust, Inc., a Maryland corporation.

II.	THE TERM LOAN

SECTION 2.01. Term Loan. The Lender agrees, upon the terms and subject to the conditions hereof, to make a loan (the “Term Loan”) to the Borrower. The Term Loan shall be in the amount of EIGHT MILLION AND 00/100 DOLLARS ($8,000,000.00), fully advanced to Borrower on the date hereof.

SECTION 2.02. The Note. The Term Loan shall be evidenced by a term promissory note (the “Note”) payable to the order of the Lender, duly executed and delivered on behalf of the Borrower, dated as of the Closing Date and in the principal amount of the Term Loan.

SECTION 2.03. Maturity Date. The maturity date of the Term Loan is April 30, 2017 (the “Maturity Date”). If the Borrower requests an extension in writing at least sixty (60) days but no more than ninety (90) days prior to the Maturity Date and if the following conditions are determined by the Lender in its reasonable discretion to have been satisfied, then Lender will extend the Maturity Date for one (1) period of twelve (12) months (the “Extension”) until April 30, 2018 (the “Extended Maturity Date”): (a) such request is accompanied by an explanation of the need for the extension and documentation supporting such explanation; (b) the Borrower has submitted the balance sheet and income expense statement for the fiscal quarter most recently ended with respect to Borrower and the Property in such detail as Lender may reasonably require if they have not been previously delivered to Lender; (c) no Event of Default exists nor had an Event of Default occurred during the initial term of the Loan; (d) there has not been a material adverse change in the financial condition of the Borrower or any Guarantor; (e) the Borrower, each Guarantor, and the Lender have executed an acknowledgement of the extension which includes a reaffirmation by the Guarantor of its obligations; (f) the Borrower has provided the Lender with such additional documentation as the Lender may request, including, without limitation, evidence of the priority of the lien of the Mortgage; (g) the Borrower has represented to the Lender in writing the accuracy of all submissions supporting the extension request, that Borrower is not in default under any Loan Document, that the representations made by the Borrower and any Guarantor in the Loan Documents are true on the date of the extension and that there have been no material adverse changes to the financial condition of the Borrower or any Guarantor; (h) the Borrower has complied with such other conditions for the granting of the extension as may be required by the Lender in its reasonable discretion which conditions may include payment of accrued interest and a portion of the principal balance of the Loan; and (i) Borrower delivers to Lender a principal payment in the amount of $1,000,000.00. Upon receiving written Lender approval of the Extension, Borrower shall promptly pay to the Lender an extension fee in the amount of two (2%) percent of the then outstanding principal amount of the Loan. Borrower acknowledges and agrees that the Extension will not be deemed effective until Lender receives the aforementioned extension fee.

SECTION 2.04. Interest Payments on the Term Loan. Commencing on June 1, 2016 and continuing each and every month thereafter until and including the Maturity Date, on the first day of each month (a “Payment Date”) Borrower shall pay interest in arrears on the principal balance of the Loan from time to time outstanding at a per annum rate equal to the Interest Rate. The outstanding principal balance plus accrued and unpaid interest shall be due and payable on the Maturity Date or if the Extension is approved by Lender, then the aforesaid amounts shall be due and payable on the Extended Maturity Date.

SECTION 2.05. Prepayment of the Term Loan. Borrower may prepay the Term Loan in whole but not in part together with accrued and unpaid interest thereon, and all other amounts due and payable under the Note, this Loan Agreement and the other Loan Documents, at any time, but only after advance written notice to Lender of at least thirty (30) days If the Loan is prepaid in full anytime during the term of the Loan, Borrower shall pay to Lender no less than the Minimum Guaranteed Interest less the amount of the monthly payments of interest paid by Borrower to Lender, plus the Exit Fee plus the then outstanding Obligations. Lender’s acceptance of any prepayment under this Section 2.05 shall not waive any of Lender’s rights and remedies under the Loan Documents arising pursuant to an Event of Default.

SECTION 2.06. Late Charge. If any sum payable under the Note or hereunder is not paid on the date on which it is due, the Borrower shall pay, upon demand, an amount equal to ten percent (10%) of such unpaid sum as a late payment charge; provided, however, if payment in full is not made by Borrower by the Maturity Date or the Extended Maturity Date if the Extension is approved by the Lender, then such late charge shall be Ten Thousand and 00/100 Dollars ($10,000.00).

SECTION 2.07. Funds; Manner of Payment. Each payment of principal and interest on the Note shall be made in immediately available federal funds without set-off or counterclaim to the Lender. Whenever any payment to be made hereunder or under the Note shall be stated to be due, or whenever any Payment Date would otherwise occur on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 2.08. Default Rate. If an Event of Default exists and is not cured within any applicable cure period, (including Borrower’s failure to pay the outstanding Obligations in full on the Maturity Date), in addition to the late payment charge set forth at Section 2.06 hereof, Borrower shall pay to Lender interest at the Default Rate on the entire unpaid principal sum and any other amounts due at such time under this Agreement and the other Loan Documents. The Default Rate will be computed from the date the Default occurs until the earlier of the date the Default is cured or the actual receipt and collection of the Obligations. This charge will be added to the Obligations, and will be deemed secured by this Agreement and the other Loan Documents.

SECTION 2.09. Use of the Term Loan Proceeds. The proceeds of the Term Loan shall be used by the Borrower for general corporate purposes.

SECTION 2.10. Exit Fee. Borrower shall pay to Lender the Exit Fee upon the earlier of (i) the Maturity Date or, if the Loan is extended, the Extended Maturity Date, whichever date is applicable or (ii) such earlier time that the Loan is paid in full or accelerated,.

III.	REPRESENTATIONS AND WARRANTIES

Except as previously disclosed to Lender by Borrower, the Borrower represents and warrants to the Lender, that:

SECTION 3.01. Organization. Each of Borrower and, as applicable, Guarantor has been duly organized, is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each of Borrower and, as applicable, Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.

SECTION 3.02. Authorization; No Contravention.

(a) The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower and the borrowings by such Borrower hereunder (a) have been duly authorized, (b) will not violate (i) any provision of law or any governmental rule or regulation applicable to such Borrower or, (ii) any order of any court or other agency of government binding on Borrower or any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower or any of its properties are bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than as contemplated by the Loan Documents. Each person executing the Loan Documents on behalf of Borrower has full authority to execute and deliver the same.

(b) The execution, delivery and performance of the Guaranty and the other Loan Documents and Wheeler’s delivery of the Warrant as collateral for the Loan (i) have been duly authorized, (ii) will not violate (1) any provision of law or any governmental rule or regulation applicable to such Guarantor or, (2) any order of any court or other agency of government binding on such the Guarantor or any indenture, agreement or other instrument to which such each Guarantor is a party, or by which such Guarantor or any of its properties are bound, except for any prior mortgage or deed of trust on the Property, and (iii) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than as contemplated by the Loan Documents. Each person executing the Loan Document on behalf of such the Guarantor has full authority to execute and deliver the same.

SECTION 3.03. Litigation. (a) There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or Guarantor, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or Third Party Payor which are undisclosed and involve any of the transactions contemplated herein or which, if adversely determined against the Borrower or Guarantor would have a Material Adverse Effect; and (b) neither the Borrower nor Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect.

SECTION 3.04. Agreements. Neither the Borrower nor any Guarantor is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or regulation materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise). Neither the Borrower nor any Guarantor is in default in any manner which would have a Material Adverse Effect or materially and adversely affect the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any other agreement or instrument to which it is a party.

SECTION 3.05. No Bankruptcy Filing. Neither the Borrower nor any Guarantors or any members or general partner of the Borrower or any Guarantor, are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and the Borrower has no knowledge of any Person contemplating the filing of any such petition against either the Borrower, any Guarantor, or any member or partner of the Borrower or any Guarantor. In addition, neither the Borrower, any Guarantor, any member or partner of the Borrower, any Guarantor, nor any principal nor Affiliate of the Borrower or any Guarantor have been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

SECTION 3.06. Intentionally Omitted.

SECTION 3.07. Fraudulent Transfer. Each of the Borrower, any Guarantor, and each of its respective Subsidiaries is Solvent. No transfer of property is being made by the Borrower, any Guarantor or each of its respective Subsidiaries and no obligation is being incurred by the Borrower, the Guarantor or each of its respective Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any Guarantor or each of its respective Subsidiaries; no transfer of property is being made by Guarantor and no obligation is being incurred by Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Guarantor.

SECTION 3.08. No Plan Assets. As of the date hereof and throughout the term of the Term Loan (i) neither the Borrower nor any Guarantor is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) none of the assets of the Borrower or any Guarantor will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) neither the Borrower nor any Guarantor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with the Borrower or the Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither the Borrower nor any Guarantor nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

SECTION 3.09. Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Term Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

SECTION 3.10. Proceeds of the Term Loan. The proceeds of the Term Loan shall be applied by the Borrower for the purposes described in Section 2.09.

SECTION 3.11. Purchase Options . Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

SECTION 3.12. Hazardous Substances . (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that may pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) no Hazardous Substances are or have been (including the period prior to Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no Toxic Mold is on or about the Property which requires remediation; (vi) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vii) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower or any Guarantor and within Borrower’s or any Guarantor’s possession which have not been provided to Lender.

SECTION 3.13. Governmental Approval. Except with regard to the Warrant Agreement, no registration with or consent or approval of, or other action by, any Federal, state or other governmental authority or regulatory body is required in connection with the execution, delivery and performance of the Loan Documents or the borrowings hereunder.

SECTION 3.14. Indebtedness. No Indebtedness of Borrower shall remain outstanding after the Closing Date, except as set forth on Schedule P attached hereto.

SECTION 3.15. Full Disclosure. All written information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement is, and all such information hereafter to be furnished by the Borrower to the Lender will, to the best of Borrower’s knowledge, be true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Lender in writing any and all facts which, in the reasonable judgment of the Borrower, has or would be reasonably likely to cause a Material Adverse Effect.

SECTION 3.16. Binding Effect. This Agreement and each other Loan Document to which the Borrower is a party constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3.17 Leases. The rent rolls of the Property provided to Lender in connection with the closing of the Loan are hereby certified as true and correct as of the date set forth therein, and all Leases listed thereon are presently in full force and effect and have not been changed, altered, amended or modified except as set forth on said rent rolls. No monetary obligations of any tenant under the Leases including, without limitation, rent, have been prepaid more than one (1) month in advance and no tenant under the Leases owes any amount past due under its respective lease.

IV.	CONDITIONS OF THE TERM LOAN

The willingness of the Lender to make the Term Loan hereunder is subject to the following conditions precedent:

SECTION 4.01. Representations and Warranties; No Default. As of the Closing Date, the representations and warranties set forth in Article III hereof shall be true and correct in all material respects.

SECTION 4.02 Organizational Documents. On or prior to the Closing Date, the Lender shall have received a copy of the filing receipt, articles of organization and operating agreement of the Borrower, together with evidence of the consent of the members and general partner of the Borrower to execute this Agreement and the other Loan Documents.

SECTION 4.03. Opinion of Counsel. On or prior to the Closing Date, the Lender shall have received a legal opinion of Borrower’s Counsel reasonably acceptable to Lender and Lender’s Counsel.

SECTION 4.04. Origination Fee. On or prior to the Closing Date, the Lender shall have received the amount of $160,000.00 from the Borrower, which amount shall represent an origination fee due to Lender with respect to the Loan.

SECTION 4.05. Guaranty. On or prior to the Closing Date, the Lender shall have received a Guaranty from the Guarantor in such form as is acceptable to Lender in its sole discretion.

SECTION 4.06. Warrant as Collateral for Obligations. On or prior to the Closing Date, the Lender shall have received from Guarantor the Warrant Agreement, the Warrant and the Registration Rights Agreement. Borrower and Lender acknowledge and agree that the Warrant is being delivered to Lender solely as collateral for the Loan and the Obligations. Upon the satisfaction in full of the Obligations, Revere’s rights arising pursuant to the Warrant and the Warrant Agreement shall immediately terminate and Lender shall promptly return to Wheeler any remaining securities and any cash generated from sale of the stock shares that was not applied to the Obligations.

V.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that, so long as this Agreement shall remain in effect or any of the principal of or interest on the Note shall remain unpaid, it will comply with the following:

SECTION 5.01. Intentionally Omitted.

SECTION 5.02. Intentionally Omitted.

SECTION 5.03. Intentionally Omitted.

SECTION 5.04. Books and Records. The Borrower shall maintain adequate books, accounts and records in accordance with good accounting standards and practice. The Lender shall have the right, upon reasonable notice, to examine such books and records. The Borrower will maintain, or cause to be maintained, with respect to the Property, fire and extended coverage insurance policies. In the event the Borrower shall fail to maintain insurance coverage satisfactory to the Lender, the Lender may obtain such insurance at the Borrower’s expense and such expense shall be added to the unpaid principal balance of the Term Loan. The Borrower shall also furnish to the Lender, promptly following the Borrower’s receipt thereof (i) copies of all insurance policies, including title insurance, affecting the Property and (ii) the original or copy of all recorded documents affecting the Property.

SECTION 5.05. Intentionally Omitted.

SECTION 5.06. Financial Statements, Reports. As applicable, the Borrower shall furnish or cause to be furnished to Lender the following: (i) on or before April 30th of each year for the fiscal year most recently ended, the annual financial statements with respect to Borrower, Guarantor and the Property showing Borrower’s and Guarantor’s balance sheet and income and expense statement and the annual rent roll, other income, and the detailed operating expenses of the Property, prepared by Borrower’s and Guarantor’s chief financial officer in accordance with generally accepted accounting principles consistently applied; (ii) on or before April 30th of each year for the fiscal year most recently ended, the annual personal financial statements with respect to Guarantor, prepared by a certified public accountant in accordance with generally accepted accounting principles consistently applied; (iii) within forty-five (45) days after the end of each fiscal quarter of Borrower, the balance sheet and income and expense statement for the fiscal quarter most recently ended with respect to Borrower, Guarantor and the Property in such detail as Lender may reasonably require; (iv) for 2015 and all subsequent years, as soon as available and not later than thirty (30) days after the due date thereof, copies of all federal, state, and local tax returns of: (1) Borrower if Borrower files its own tax returns or (2) the entity in whose tax returns Borrower is included for tax reporting purposes, in either case together with all supporting schedules; (v) for 2015 and all subsequent years, as soon as available and not later than 30 days after the due date thereof, copies of all federal, state and local tax returns filed by Guarantor, together with all supporting schedules; (vi) such other information as to Borrower, the Guarantor and the Property as Lender may reasonably require from time to time, all in such form and detail as Lender may require; (vii) within forty-five (45) days after the end of each quarter, (A) a schedule of real estate in the Portfolio, (B) a balance sheet and income statement for Borrower, and (C) a consolidated balance sheet and income statement (P&L) for the Portfolio, all in such detail as Lender may reasonably require; and (viii) such financial and other information with respect to tenants and prospective tenants of any part of the Property, the Portfolio, the Other Loans, the Borrower and any of the Guarantors as Lender may reasonably require from time to time.

SECTION 5.07. Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or Guarantor or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Subject to Permitted Protests, Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits.

SECTION 5.08. Intentionally deleted.

SECTION 5.09. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Leases. Pay when due all rents and other amounts payable under any leases to which Borrower or Guarantor is a party or by which Borrower’s or Guarantor’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

SECTION 5.11. Intentionally Deleted.

SECTION 5.12. Project Approvals. The Borrower will promptly obtain and keep, or cause to be obtained and kept, in full force and effect all Project Approvals and will furnish the Lender with evidence that such Project Approvals have been obtained promptly upon the Lender’s request. Borrower will give all such notices to, and take all such other actions with respect to, such governmental authorities having jurisdiction of the Property as may be required under applicable laws to complete the Project. The Borrower will duly perform and comply with, and cause to be duly performed and complied with, all of the terms and conditions of all Project Approvals obtained at any time.

SECTION 5.13. Laborers, Subcontractors and Materialmen. The Borrower will furnish to the Lender, upon request of the Lender at anytime, and from time to time, affidavits listing all laborers, subcontractors, materialmen, and any other Persons who might or could claim statutory or common law liens and are furnishing or have furnished labor or material to the Property or any part thereof on behalf of Borrower, together with affidavits, or other evidence satisfactory to the Lender, showing that such parties have been paid all amounts then due for labor and materials furnished to the Property. Following payment in full to each applicable party, the Borrower will also use reasonable efforts to furnish to the Lender, at any time and from time to time upon demand by the Lender, lien waivers bearing a then current date and prepared on a form satisfactory to the Lender from the contractors, subcontractors or materialmen as the Lender may reasonably require.

SECTION 5.14. Further Assurances. The Borrower will cooperate with, and will do such further acts and execute such further instruments and documents as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.15. Intentionally deleted.

SECTION 5.16. Total Debt to Real Estate Covenant. At all times during the term of the Loan, tested monthly, the Total Debt of Borrower and its Affiliates to the value of Real Estate at Cost shall not exceed seventy-five percent (75%). As used herein, “Total Debt” shall mean all debt of Borrower and/or its Affiliates, including, without limitation, property level mortgage debt, lines of credit, secured or unsecured notes, Borrower’s proportionate share of debt in unconsolidated joint ventures and loans guaranteed by the Borrower and/or its Affiliates. As used herein, “Real Estate at Cost” shall mean the aggregate cost paid for all real property owned by the Borrower and/or its Affiliates as of the date of the monthly test, including their proportionate shares of any assets held in joint ventures.

SECTION 5.17. Interest Coverage Covenant. At all times during the term of the Loan, the Borrower’s minimum interest coverage ratio shall exceed 1.4x for each calendar quarter. For the purposes of this Agreement, interest coverage ratio shall be equal to EBITDA for a calendar quarter divided by Interest Expense for the same calendar quarter. As used herein, EBITDA shall mean net income plus Interest Expense, depreciation, amortization, and expensed acquisition costs, all as reflected in the Borrower’s 10Q or 10K, as applicable, filed with the Securities and Exchange Commission. As used herein, “Interest Expense” shall mean Borrower’s interest expense as reported in the Borrower’s 10Q or 10K, as applicable, filed with the Securities and Exchange Commission.

VI.	NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until termination of this Agreement and payment in full of the Obligations, Borrower will not do any of the following:

SECTION 6.01. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)	Indebtedness evidenced by this Agreement and the other Loan Documents,

(b)	Endorsement of instruments or other payment items for deposit;

(c)	Those certain mortgage loans of the Guarantors as set forth in Schedule P attached hereto and all other loan documents and obligations arising solely with respect to such loans (which loans shall be collectively referred to herein as the “Other Loans”);

(d)	For the purpose of acquiring additional properties for the Portfolio, provided that any such acquisition loans are secured solely by the acquired property (as opposed to the assets of Borrower) and/or by a guaranty given by Borrower, provided such guaranty is standard amongst institutional lenders;

(e)	the Key Bank credit facility having a commitment amount of approximately $67,500,000.00 and the VantageSouth Bank line of credit having a commitment amount of approximately $3,000,000.00, which loans are not secured by an assets directly owned by Borrower.

SECTION 6.02. Intentionally deleted.

SECTION 6.03. Restrictions on Fundamental Changes.

(a)	Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(b)	Convey, pledge, hypothecate, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than Permitted Dispositions.

(c)	Remove or replace the general partner of Borrower or amend, modify or rescind the Borrower’s Limited Partnership Agreement without prior consent of the Lender in its reasonable discretion.

SECTION 6.04. Intentionally deleted.

SECTION 6.05. Change Name. Change Borrower’s name, federal employer identification number, organizational identification number, state of organization or organizational identity; provided, however, that Borrower may change its name upon at least thirty (30) days’ prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Lender’s Liens.

SECTION 6.06. Nature of Business. Make any change in the principal nature of its or their business

SECTION 6.07. Intentionally deleted.

SECTION 6.08. Intentionally deleted.

SECTION 6.09. Restricted Payments. During the continuance of an Event of Default, make any Restricted Payment except as is required to maintain REIT status.

SECTION 6.10. Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower’s financial condition.

SECTION 6.11. Omitted.

SECTION 6.12. Transactions with Affiliates. (a) Sell, lease, assign, transfer, convey, license or otherwise dispose of any of Borrower’s property to any Affiliate or (b) directly or indirectly enter into or permit to exist any other transaction with any Affiliate of Borrower except, in either case, for transactions that (i) are in the ordinary course of Borrower’s business, (ii) are upon fair and reasonable terms, (iii) are fully disclosed to Lender, and (iv) are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

SECTION 6.13. Change of Business. Suspend or change a substantial portion of its or their business.

SECTION 6.14. Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than on the Closing Date, to pay transactional fees, costs and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby.

VII.	INTENTIONALLY DELETED.

VIII.	EVENTS OF DEFAULT.

SECTION 8.01. Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) If Borrower or any Guarantor fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

(b) If Borrower fails to (a) perform, keep, or observe any covenant or other provision contained in Sections 5.04, 5.06, 5.07 or 5.09 hereof and such failure continues for fifteen (15) days, (b) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in this Section 8.01) and such failure continues for fifteen (15) days, or (c) perform, keep, or observe any covenant or other provision contained in Section 5 (other than a subsection of Section 5 that is expressly dealt with elsewhere in this Section 8.01), or Section 6 of this Agreement or any comparable provision contained in any of the other Loan Documents;

(c) If any material portion of Borrower’s or any Guarantor’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person and such failure continues for fifteen (15) days;

(d) If a Bankruptcy Proceeding is commenced by Borrower, any Guarantor or any member or partner of Borrower or any Guarantor;

(e) If a Bankruptcy Proceeding is commenced against the Borrower, any Guarantor, any member or partner of Borrower or any Guarantor, and any of the following events occur: (a) the Borrower, any Guarantor, any member or partner of Borrower or any Guarantor consents to the institution of such Bankruptcy Proceeding against it, (b) the petition commencing the Bankruptcy Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Bankruptcy Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, the Borrower, any Guarantor or any member of partner of Borrower or any Guarantor, or (e) an order for relief shall have been entered therein;

(f) If Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such event continues for fifteen (15) days;

(g) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Guarantor’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any Guarantor’s assets and the same is not paid before such payment is delinquent, and such event continues for fifteen (15) days;

(h) Judgment or other claim in an amount in excess of $5,000.00 becomes a Lien or encumbrance upon any material portion of Borrower’s or any Guarantor’s assets, except for judgments and claims disclosed to Lender, in writing, prior to the date hereof;

(i) If there is a default with respect to any agreement to which Borrower or any Guarantor is a party, the termination of which is reasonably likely to result in a Material Adverse Effect, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or such Guarantor’s obligations thereunder, to terminate such agreement or to refuse to renew such agreement in accordance with an automatic renewal right therein, and such event described in clause (a) or (b) continues for fifteen (15) days;

(j) If any material misstatement or misrepresentation exists as of the date when made or deemed made, in any warranty, representation, statement, or Record made to Lender by Borrower, any Guarantor or any officer, employee, agent, or director of Borrower or any Guarantor;

(k) If any default or event of default as defined or described in any of the other Loan Documents occurs and is not cured within the applicable cure period, if any; or

(l) Borrower fails to use good faith efforts to cause the stock described in the Warrant Agreement to be registered.

IX.	LENDER’S RIGHTS AND REMEDIES.

SECTION 9.01. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by the Borrower:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower;

(b) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting the Obligations;

(c) Intentionally deleted;

(d) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(e) Terminate any commitment to lend hereunder;

(f) Require Borrower to pay interest on the principal balance of the Loan at a rate per annum equal to the Default Rate; and

(g) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it

X.	MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given or made when delivered by hand at the address set forth below, or if sent by certified mail, three days after the day on which mailed, or, in the case of an overnight courier service, one business day after delivery to such courier service, addressed as set forth below, or to such other address the respective parties hereto may hereafter designate in writing:

(a)	if to Lender, at

c/o Revere High Yield Fund, LP
2000 McKinney Avenue, Suite 2125
Dallas, Texas 75201
Attention: Clark Briner

with a copy to:

Rogin Nassau LLC
CityPlace I
185 Asylum Street
Hartford, Connecticut 06103
Attention: Katherine F. Troy

(b)	if to the Borrower, in the name of Borrower at:

2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452

with a copy to:

Stuart A. Pleasants, Attorney at Law
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452

(c)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

SECTION 10.02. Survival of Agreement; Successors and Assigns. (a) All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Note is outstanding and unpaid or such longer period if expressly set forth in this Agreement.

(b) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements by or on behalf of the Borrower which is contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement or any of the other Loan Documents. The Lender shall not have any obligation to any Person not a party to this Agreement or the other Loan Documents. Lender may in its sole discretion assign, pledge, hypothecate, transfer or participate all or any portion or interest it has in the Loan, this Agreement or the Loan Documents without Borrower’s consent.

SECTION 10.03. Expenses of the Lender; Indemnification.

(a) The Borrower will pay all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, development and execution of this Agreement and the other Loan Documents.

(b) The Borrower agrees to indemnify the Lender and its respective directors, officers, employees and agents against, and to hold the Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Lender or any such person arising out of, in any way connected with, or as a result of (i) this Agreement or the other Loan Documents, (ii) the breach of any representation or warranty or (iii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Lender or any such person is a party thereto; provided, however, that such indemnity shall not, as to the Lender, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result solely from the gross negligence or willful misconduct of the Lender.

(c) The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any of the Loan Documents, or any investigation made by or on behalf of the Lender. All amounts due under this Section 10.03 shall be payable on written demand therefor.

SECTION 10.04. Applicable Law. This Agreement, the Note and the other Loan Documents shall be governed and construed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of law provisions thereof.

SECTION 10.05. Waiver of Rights by the Lender; Waiver of Jury Trial, etc. (a) Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in this Section any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each party hereto (i) certifies that neither any representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement or the Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

(b) THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR ACTION IN ANY WAY, INVOLVING OR ARISING, DIRECTLY OR INDIRECTLY, OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

SECTION 10.06. Acknowledgments. The Borrower acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note and the other Loan Documents;

(b) the Lender does not have any fiduciary relationship with the Borrower and the relationship between the Lender, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists between the Borrower and the Lender.

SECTION 10.07. Consent to Jurisdiction. (a) The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Virginia state court in any action or proceedings arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

(b) The Borrower irrevocably and unconditionally consents to the service or process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to them by certified or registered mail at its address specified in Subsection 10.01.

SECTION 10.08. Extension of Maturity. Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall be included in computing interest.

SECTION 10.09. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

SECTION 10.10. Participations and Assignments. The Borrower may not assign or transfer any of its interests under this Agreement, the Note or the Loan Documents without the prior written consent of the Lender.

SECTION 10.11. Reinstatement; Certain Payments. If a claim is ever made upon the Lender for repayment or recovery of any amount or amounts received by the Lender in payment or on account of any of the obligations under this Agreement, the Lender shall give prompt notice of such claim to the Borrower, and if the Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its property, or (ii) any settlement or compromise of any such claim effected by the Lender with any such claimant, entered into after consultation with Borrower, then and in such event the Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Borrower notwithstanding the cancellation of the Note or other instrument evidencing the obligations under this Agreement or the termination of this Agreement, and the Borrower shall be and remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.

SECTION 10.12. Right of Setoff. In addition to any rights and remedies of the Lender provided by law, the Lender is hereby authorized, following an Event of Default, to the fullest extent permitted by law, to set off and apply any monies held by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now and hereafter existing under this Agreement, the Note or the other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement, the Note or the other Loan Documents and although such obligations may be in any currency, direct or indirect, absolute or contingent, matured or unmatured. The Lender agrees to promptly notify the Borrower after any such setoff and application made by the Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies which the Lender may have.

SECTION 10.13. Severability. In case any one or more of the provisions contained in this Agreement or in the Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

SECTION 10.15. Entire Agreement; Cumulative Remedies.

(a) This Agreement, the Note and the other Loan Documents constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

(b) The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.16. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.17. Schedules. Exhibits A, B, and C and Schedule P shall constitute an integral part of this Agreement.

SECTION 10.18. Intentionally Omitted.

SECTION 10.19. Cross Default and Cross Collateral. In furtherance of prior provisions hereof, Borrower agrees and acknowledges that the occurrence of an Event of Default under the terms of this Agreement shall constitute an Event of Default under the Note, the Mortgage, and the other Loan Documents and under the documents evidencing any other loan now existing or hereafter made by Lender to Borrower or any of its Affiliates whether or not such loan is secured by all or any portion of the Property.

SECTION 10.20 Accredited Investor. Lender represents and warrant that is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

SECTION 10.21 Partial Release. Lender shall consent to the release from the Loan of a property in the Portfolio (in each instance, the applicable property shall be referred to as a “Release Parcel”) provided that the request is made in writing and:

(a)	no Event of Default or any event that would constitute an event of default exists under any of the Loan Documents;

(b)	the individual properties of the Property that are not being released (the “Remaining Premises”) continue to be subject to the Loan;

(c)	Lender shall be put to no expense in connection with such release and Borrower shall pay all costs and expenses, including Lender’s attorneys’ fees and related costs;

(d)	Borrower shall provide other items as reasonably requested from Lender or its counsel;

(e)	The Release Parcel shall be sold in an arm’s length transaction;

(f)	The sale price of the Release Parcel shall be acceptable to Lender in its reasonable discretion; and

(g)	Lender shall be paid the Net Proceeds.

As used herein, “Net Proceeds” shall mean gross sale proceeds less reasonable, customary out of pocket closing expenses (which expenses shall not exceed 4% of the gross sales proceeds; for the avoidance of doubt, neither the Borrower, any Guarantor nor any Affiliate of the Borrower or any Guarantor, may receive any sales proceeds (including any brokerage fees, or sales commissions), or any management fees until the Loan has been paid in full).

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed by their duly authorized officers, all of the day and year first above written.

LENDER:

REVERE HIGH YIELD FUND, LP, a Delaware limited partnership

By:	Revere GP, LP, its General Partner

	By:	Revere Capital, Corp.
		Its:	General Partner

		By:	/s/ Brigitte White
Name: Brigitte White
Its: Authorized Agent

BORROWER:

WHEELER REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation,
By: Its general partner

By:	/s/ Jon S. Wheeler
Jon S. Wheeler its Chief Executive Officer

[Signature Page to Term Loan Agreement]